Exhibit 99.1

NEWS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE ELECTS DANIEL J. WOLTERMAN TO ITS BOARD OF DIRECTORS

SAN DIEGO, CA – July 6, 2015 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, announced today that Daniel J. Wolterman has been elected to the Company’s Board of Directors. It is expected that Mr. Wolterman will also serve on the Board’s Compensation Committee.

Gregory T. Lucier, NuVasive’s Chairman and Chief Executive Officer, said, “We are pleased to welcome Dan to our Board of Directors. With more than 30 years of healthcare industry experience, we expect to benefit immeasurably from his insights. Dan’s expertise will be particularly additive to the ways in which NuVasive engages with hospital systems as we bring an increased focus on the value of procedurally-integrated solutions to the marketplace with improved clinical and economic outcomes. Dan is a leader in that regard with his demonstrated commitment to redefining healthcare at Memorial Hermann – one of America’s top health systems – with a relentless focus on quality and patient safety.”

Mr. Wolterman has been President and CEO of Memorial Hermann Health System since 2002. He has more than 30 years of experience in the healthcare industry and a long history of community involvement. He serves on the Joint Commission’s Center for Transforming Healthcare Leadership Advisory Council, and he continues to serve on the Greater Houston Partnership, and Voluntary Hospitals of America boards of directors. He previously served on the board of directors of Volcano Corporation until the completion of its acquisition by Royal Philips in February of this year. Mr. Wolterman is also an Adjunct Professor at The University of Texas School of Public Health. Mr. Wolterman earned a B.S. degree in Business Administration in 1979 and a M.B.A. in Finance in 1980 from the University of Cincinnati and a Master’s Degree in Healthcare Administration from Xavier University in 1982.

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. NuVasive has emerged from a small startup to become the #3 player in the $9 billion global spine market and remains focused on market share-taking strategies as the Company continues on its path to become the industry’s leading spine company. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA™ platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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